Ex. (p)(9)

Absolute Investment Advisers, LLC
Code of Ethics
January 2010

1.	Code of Ethics

This Code of Ethics (the “Code”) has been adopted by Absolute Investment Advisers LLC, (“AIA” or the “Adviser”) with respect to the Adviser’s investment advisory services to U.S. registered investment companies or series thereof (each a “Fund”).  The Code establishes standards and procedures for the detection and prevention of inappropriate personal securities transactions by persons having knowledge of the investments and investment intentions of a Fund and addresses other situations involving a potential conflict of interest.

This Code of Ethics is predicated on the principle that AIA owes a fiduciary duty to its clients.  Accordingly, Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients.

2.	Standards of Conduct

This Code of Ethics consists of the following core principles:

•	The interests of clients will be placed ahead of the Firm’s or any employee’s own investment interests at all times.

•
Employees are expected to conduct their personal securities transactions in accordance with the Firm’s Personal Trading Policy and must avoid any actual or perceived conflict of interest with clients.  Anyone with questions regarding the appearance of a conflict with a client should consult with the Chief Compliance Officer (CCO) before taking action that may result in an actual conflict.

•	Employees will avoid any abuse of their position of trust and responsibility.

•	Employees will not take inappropriate advantage of their position within AIA.

•	Employees are expected to act in the best interests of all clients of the Firm.

•	The fiduciary principle that independence in the investment decision-making process is paramount.

•
Employees are expected to comply with federal and all other applicable securities laws.  Strict adherence to these policies and other policies and procedures of the Firm will assist everyone in complying with this important requirement.

•	The fiduciary principle that information concerning the identity of security holdings and financial circumstances of all clients is confidential.

As part of the required standards of conduct, employees are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

•	To defraud such client in any manner.

•	To mislead such client, including by making a statement that omits material facts.

•	To engage in any act, practice, or course of conduct which operates or would operate as a fraud or deceit upon such client.

•	To engage in any manipulative practice with respect to such client.

•	To engage in any manipulative practice with respect to securities, including price manipulation.

Compliance with this fiduciary duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client.

Failure to Comply with the Provisions of the Code – Sanctions

Compliance with the provisions of this Code shall be considered a basic condition of employment with AIA. Employees are urged to seek the advice of the CCO for any questions as to the application of this Code to their individual circumstances. Employees must promptly report any violations of the Code of Ethics to the CCO.  All reported Code of Ethics violations will be treated as being made on an anonymous basis.  Employees should also understand that a material breach of the provisions of this Code may constitute grounds for termination of employment.

3.	The Code Covers These Employees
The Code covers all “supervised persons.”  In addition, a subset of these supervised persons, known as “Access Persons” and/or “Investment Personnel” (as defined in section 4) must comply with specific reporting and preclearance requirements.

Supervised persons include:

1.	Directors, officers, and partners of AIA (or other persons occupying a similar status or performing similar functions).

2.	Employees of AIA.

3.	Any other person who provides advice on behalf of AIA and is subject to our supervision and control.

4.	Definitions

For Purposes of this Code of Ethics:

“Access Person” as defined by the Investment Adviser’s Act shall mean a supervised person who has access to nonpublic information regarding clients’ purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic.

“Access Person” as defined by the Investment Company Act shall mean any Advisory Person of a Fund or of a Fund’s investment adviser.  If an investment adviser’s primary business is advising Funds or other advisory clients, all of the investment adviser’s directors, officers, and general partners are presumed to be Access Persons of any Fund advised by the investment adviser.

Note:  Refer to Exhibit E for AIA’s Access Person Listing.

“Advisory Person” of a Fund or of a Fund’s investment adviser shall mean:

•
Any director, officer, general partner or employee of the Fund or investment advisor (or of any company in a control relationship to the Fund or investment advisor) who, in connection with his or her regular functions or duties, makes, participates, in or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

•
Any natural person in a control relationship to the Fund or investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

“Investment Personnel” of a Fund or a Fund’s investment adviser shall mean:

•
Any employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund.

•	Any natural person who controls the Fund or investment adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

“Family Members”:  For purposes of personal securities reporting requirements, terms such as “employee,” “account,” “supervised person,” and “access person” are defined to also include the person’s immediate family (including any relative by blood or marriage) living in the employee’s household, and any account in which he or she has a direct or indirect beneficial interest (such as a trust).  Personal securities reporting requirements do not include other individuals living in the employee’s household but partners and employees should be cognizant of the confidentiality of the business of the adviser.  Information should not be shared with others in their circle of home, friends or family.

“Beneficial Owner” shall have the meaning as that set forth in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended, except that the determination of direct or indirect beneficial ownership shall apply to all Covered Securities which an Access Person owns or acquires.  A beneficial owner of a security is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest (the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities) in a security.

“Indirect pecuniary interest” in a security includes securities held by a person’s immediate family sharing the same household.  Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships).

“Reportable Fund” as defined by the Investment Advisers Act shall have the same meaning as it does in Rule 204A-1 and generally means (1) any fund for which the Company serves as an investment adviser (including sub-adviser), including closed-end funds and open-end funds and (2) any fund whose investment adviser or principal underwriter controls the Company, is controlled by the Company, or is under common control with the Company.  Note:  Refer to Exhibit F for a list of Reportable Funds.

“Covered Security” and “Reportable Security” as defined by both Acts shall mean any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

A covered or reportable security does not include:
•	Direct obligations of the Government of the United States;

•	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

•	Shares issued by open-end Funds
•	Shares issued by money market funds;
•	Shares of Absolute Investment Advisers, LLC (private company)

Note:  For purposes of this code, AIA’s policy is that ETF’s will be treated as covered securities and are subject to the pre clearance and reporting requirements as outlined in Sections 8 and 9 below.

“Control” has the same meaning as in section 2(a)(9) of the Act.

“Fund” means an investment company registered under the Investment Company Act.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

5.	Conflicts of Interest

Conflicts among Client Interests:  Conflicts of interest may arise where the Firm or its supervised persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts; accounts compensated by performance fees over accounts compensated differently; accounts in which employees have made material personal investments; accounts of close friends or relatives of supervised persons).  Favoritism of one group of clients over another is prohibited under the Code.

Competing with Client Trades: This Code prohibits access persons from using knowledge about pending or currently considered securities transactions for clients to profit personally (directly or indirectly) as a result of such transactions, including by purchasing or selling such securities for their own, their family’s or their friends’ accounts or by relaying such information to others for their use.

Disclosure of Personal Interest:  Investment personnel are prohibited from recommending, implementing or considering any securities transaction for a client without first disclosing any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to an appropriate designated person.  This designated person for AIA shall be the Chief Compliance Officer.  If such designated person deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.

Gifts and Entertainment
AIA’s overriding principle is that employees should not give or accept inappropriate gifts, favors, entertainment, special accommodations or other things of material value that could result in a potential conflict of interest or that could create the perception of a conflict of interest.

Employees of AIA are generally prohibited from giving or receiving any gift, gratuity, hospitality or other offering of more than $100 per year.  Any employee who gives or receives, directly or indirectly, anything of value to/from any person or entity that does business with (or on behalf of AIA) in excess of $100 per year is required to disclose the item/event on the Conflicts of Interest Certification.  The following are excluded from this limitation:

•	Promotional items of nominal value that display a fund’s logo, such as golf balls, shirts, towels and pens are not subject to the $100 per person annual gift limit.

•	Business Development and Educational Items are not subject to $100 limit but must be associated with activities related to the Funds and cannot be preconditioned on the achievement of a sales target.

•	Personal gifts (e.g., wedding gifts or congratulatory gifts for the birth of a child) are permissible.

•	Entertainment, training and educational seminars (see details below.)

With respect to entertainment, employees may provide or accept an occasional meal, ticket to a sporting event or the theater, or comparable form of entertainment which is neither so frequent nor so extensive as to raise any question of propriety and is not preconditioned on achievement of a sale target or other incentives.  However, the employee must be present at the entertainment event.  This policy also applies to any invitations for meals or entertainment from any of AIA’s sub-advisers.

In general, training and educational seminars conducted by the Adviser are permissible and not subject to the $100 limitation, but are subject to separate policies and procedures and a separate approval process as established by the Fund’s Distributor, Foreside.

Employees / Also Registered Representatives of Foreside
Those employees of AIA who are also Registered Representatives of Foreside are subject to the Cash & Non-Cash Compensation procedures of Foreside.   Although AIA’s procedures have been drafted to generally be consistent with Foreside’s procedures, employees who are also Registered Representatives are subject to FINRA Conduct Rule 2830 which may impose additional limitations.  As such, all Registered Representatives are required to work with Foreside to obtain the necessary approval for items outlined in this section.   Foreside is ultimately responsible for monitoring compliance with Rule 2830 for all Registered Representatives of AIA.

Service as Director for an Outside Company
Any employee of AIA wishing to serve as director for an outside company (public or private) must first seek the written approval of the CCO or in the CCO’s case, the Firm’s Managers.  The CCO, in reviewing the request, will determine whether such service is inconsistent with the interest of the Firm and our clients.

Outside Business Interests

Any employee of AIA wishing to engage in business activities outside of AIA’s business must first seek written approval from the CCO and, if requested, provide periodic reports to the CCO summarizing those outside business activities.

Political Contributions
Contributions to persons in, or in the process of running, for political office should be made with caution.  AIA prohibits any employee from making a political contribution to gain, or to attempt to gain, an engagement for AIA or any affiliate.  Contributions are allowable in amounts as dictated by local, state or federal law.  Employees are prohibited from making contributions to elected officials who may have influence in awarding engagements for which AIA or any affiliate is or may be proposing.

Note:  All Employees are required to complete the “Conflicts of Interest Certification”, Exhibit G, on an annual basis.

6.	Confidentiality

All information concerning the identity of security holdings and financial circumstances of clients (both current and former) or prospective clients is confidential.

All information about clients must be kept in strict confidence, including the client’s identity (unless the client consents), the client’s financial situation, the client’s security holdings, and advice furnished to the client by the Firm.

7.	Protection of Material Nonpublic Information (i.e., Insider Trading)

Supervised persons are expected to exercise diligence and care in maintaining and protecting our clients’ nonpublic, confidential information.

Supervised persons are also expected not to divulge information regarding AIA’s securities recommendations or client securities holdings to any individual outside of the Firm, except

•	As necessary to complete transactions or account changes (for example, communications with brokers, fund accounts and custodians);

•	As necessary to maintain or service a client or his/her account;

•
With various service providers providing administrative functions for AIA, only after we have entered into a contractual agreement that prohibits the service provider from disclosing or using confidential information except as necessary to carry out its assigned responsibilities and only for that purpose; or

•	As permitted by law.

Additional information regarding the Firm’s Insider Trading policy may be found at the end of this document.

8.	AIA’s Personal Security Transaction Policy

Employees, and their immediate family members, may not purchase or sell any security in which the Employee has a beneficial ownership unless the transaction has complied with the Personal Security Transaction Policy set forth below.

Trading in Covered Securities
Generally, AIA’s policy is that trading in covered securities will not be permitted except in limited circumstances (e.g. to purchase a private placement or a real estate security).

Personal Accounts/Transaction not Subject to Restrictions
Any transactions in an account in which the Access Person has a beneficial interest, but over which he/she has no direct or indirect influence or discretion, are not subject to the pre-clearance or reporting requirements as outlined in the sections that follow.  Examples of accounts that are not subject to this Code include the following:

•	Discretionary Accounts—where the purchase or sale in the accounts are non-volitional on the part of the Access Person
•	Non-discretionary accounts that do not hold any covered/reportable securities (as defined in Section 4)

Pre-Clearance Requirements

All Access Persons must obtain prior written approval from the CCO or his/her delegate before engaging in personal securities transactions involving a covered security. Pre-clearance requests shall be performed by sending an email to the CCO.  The CCO will review the request and reserves the right to disapprove any proposed transaction that may have the appearance of improper conduct.  Once pre-clearance is granted to an Employee, such Employee may only transact in that security for the time period provided in the approval.  Approval time may vary given the circumstances of the transaction.  If the Employee wishes to transact in that security beyond the time period provided for in the approval, they must again obtain pre-clearance from the CCO.

Access Persons must also obtain prior written approval for any investment in an initial public offering (IPO) or private placement/private offering.

EXCEPTIONS to the Pre-Clearance Requirements:
•	Cashless exercise of employee stock options
•	Gifts to charities involving covered securities
•	Purchases as part of an automatic dividend reinvestment plan
•	Purchases/sales effected upon the exercise of rights issued by an issuer pro rate to all holders of a class of its securities
•	Any purchases or sales that are non-volitional on the part of the access person (discretionary trades)

9.	Reporting Requirements

These reporting provisions apply to all Reportable Securities and Reportable Accounts in which the Access Person has Beneficial Ownership.

 Initial Holdings Reports

All Access Persons must provide the CCO with an Initial Holdings Report within 10 days of becoming an Access Person. The report must include a list of all reportable accounts and the holdings of all reportable securities.  The information must be current as of a date no more than 45 days prior to the date of becoming an Access Person.

NOTE:  Any new reportable brokerage accounts opened subsequent to becoming an Access Person must be promptly disclosed to the CCO.

See Exhibit B for the Initial Holdings Report.

Annual Holdings Reports

All Access Persons must submit an Annual Holdings Report by January 30.   The report must include a list of all reportable accounts and the holdings of all reportable securities as of December 31.

See Exhibit B for the Annual Holdings Report.

Reportable Fund Holdings Report

All Access Persons must submit an Annual Reportable Fund Holdings Report by January 30.  The report must include a list of any holdings in the Absolute Funds as of December 31.

See Exhibit C for the Reportable Fund Holdings Report.

Quarterly Transaction Reports

All Access Persons must report, within 30 days of quarter end, any reportable transactions in reportable securities that took place during the prior calendar quarter.  Reporting may take place by completing the Quarterly Reporting Form or by submitting brokerage account statements to the CCO.

See Exhibit A for the Quarterly Reporting Form.

10.	Review of Reportable Personal Security Transactions

Following the receipt of broker statements for reportable accounts, the CCO will review the transaction activity to confirm there were no violations of the Code or evidence of improper trading activities or conflicts of interest by the Access Person.  Broker statements are maintained by the CCO in accordance with the records retention provisions of Rule 204-2(e) of the Advisers Act.

Note:  Should the CCO wish to engage in any reportable securities transactions, the request will be directed to the Portfolio Manager for pre approval and account statements will be submitted to the Portfolio Manager for review.

11.	Code of Ethics and Personal Trading Policy Violations

Employees are required to report promptly any apparent or suspected violations of this policy to the CCO (including the discovery of any violation committed by another employee).  Examples of items that should be reported include but are not limited to noncompliance with federal securities laws, conduct that is harmful to clients and purchasing securities contrary to the Personal Trading Policy.  Such violations must be reported to the CCO on a timely basis.  If the possible violation involves the CCO, please report directly to one of the other Managing Partners.

Such reports will not be viewed negatively by Firm management.  All reports will be treated with the utmost level of confidentiality.  Retaliation by the Firm or any principal or employee against anyone who reports a suspected violation is prohibited.  Such attempted retaliation would be treated as a further violation of this Code.

12.	Recordkeeping Policy

Records will be maintained for a minimum of two years in AIA’s home office and three additional years in an easily accessible place, for a total of five years.

The following records shall be maintained for the required document retention period:

•	A copy of each Code that has been in effect at any time during the last five years.

•	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred.

•
A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a supervised person. (These records must be kept for five years after the individual ceases to be a supervised person of the Firm.)

•	Holdings and transaction reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports.

•	A list of the names of persons who currently, or within the past five years, were access persons or investment personnel.

•
A record of any decision and supporting reasons for approving the acquisition of securities by access persons in limited offerings for at least five years after the end of the fiscal year in which approval was granted.

•	A record of any decisions and supporting reasons that grant supervised persons or access persons a waiver from or exception to the Code. Maintain for five years.

•	Copies of all reports provided to Senior Management regarding the annual review of the Code and a listing of any material violations. Maintain for five years.

•	A record of persons responsible for reviewing the access persons reports currently and during the previous five years.

13.	Administration and Enforcement of the Code

Training and Education
AIA has designated the CCO of the Firm as the individual responsible for training and educating supervised persons regarding the Code.  Training will occur periodically and all supervised persons are required to attend any training and/or read all applicable materials as provided by the CCO.

Quarterly Certification/Questionnaire to the Funds’ CCO and/or Board
On a quarterly basis, the CCO provides the following information to the Funds’ Board and/or CCO in a quarterly questionnaire/certification:
•	Certifies that procedures have been adopted to reasonably prevent Access Persons from violating this Code.
•
Notes whether any issues arose with respect to the Code since the last report to the Board including, but not limited to, information about material violations of this Code or procedures and sanctions imposed in response to the material violations.

•	Identifies any recommended changes in the existing procedures based upon evolving industry practices or developments in applicable laws or regulations.

New Employee Acknowledgement
New employees must acknowledge they have read and understand and agree to comply with this Code of Ethics and Personal Trading Policy.  Refer to Exhibit C.

Annual Employee and Amendment Acknowledgements
All employees are required to acknowledge annually that they have read, understand and agree to comply with the Code, in connection with the Firm’s annual policy acknowledgement process.  Amendments will be distributed via e-mail and again, an acknowledgement must be completed and returned to the CCO.  Refer to Exhibit D.

Form ADV Disclosure
A description of our Code is provided in the Firm’s Form ADV, Part II, Schedule F.  If requested, a copy of the complete Code will be provided to any current or prospective client that makes a request.  The Firm’s Form ADV will be updated if necessary to reflect amendments to the Code.

Sanctions
Violations of the Code may result in disciplinary action against any Managing Partner, employee or supervised person.  The disciplinary action may be whatever the Chief Compliance Officer deems appropriate given the situation, and may include a written warning, fines, disgorgement of profits and/or losses avoided, suspension, demotion, or termination of employment.  Violations may also be referred to civil or criminal authorities where appropriate.

Further Information
For further information regarding the Code of Ethics and Personal Trading Policy for Absolute Investment Advisors, please contact the CCO.

Anthony Bosch
Absolute Investment Advisors, LLC
350 Lincoln Street
Suite 216
Hingham, MA 02043
tbosch@absoluteadvisers.com

INSIDER TRADING AND EMPLOYEE CONDUCT

Section 204A

Prohibited Transactions
Section 204A of the Advisers Act requires every investment adviser to establish a prohibited transaction policy to prevent the misuse of material non-public information.  No employee may use any information concerning a security held or to be acquired by a client or his/her ability to influence any investment decisions, for personal gain or in a manner detrimental to the interests of a client.  In addition, no employee shall, directly or indirectly:

(1)	Employ any device, scheme or artifice to defraud a client or engage in any manipulative practice with respect to a client;
(2)
Make to a client, any untrue statement of a material fact or omit to state to a client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(3)	Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a client; or
(4)	Engage in any manipulative practice with respect to a client.

AIA Insider Trading Policy
Various federal and state securities laws and the Section 204A of the Advisers Act require every investment adviser to establish, maintain and enforce written policies and procedures reasonably designed, taking into consideration the nature of such adviser’s business, to prevent the misuse of material, nonpublic information in violation of the Advisers Act or other securities laws by the investment adviser or any person associated with the investment adviser.

AIA’s policy prohibits any employee from acting upon, misusing or disclosing any material non-public information, known as inside information. Any instances or questions regarding possible inside information must be immediately brought to the attention of the CCO or senior management, and any violations of the firm’s policy will result in disciplinary action and/or termination.

Key Elements of AIA’s Policy

•	AIA has appointed a CCO to centralize the responsibility for overseeing compliance and to provide a resource for giving guidance and answering questions.
•
As part of the Compliance Manual, written Policies and Procedures are distributed to each employee, explaining the ethical, business, and legal reasons for avoiding insider trading and instructing employees to direct questions and inquiries to the CCO.  Each employee acknowledges receipt of the procedures upon the commencement of employment.

•	AIA limits the flow of material, non-public information to those with a “need to know”.
•	Employee trading is reviewed for Access Persons who have accounts with covered securities (non-broker discretionary or client discretionary accounts) to monitor potential misuse of information.
•	Any issues noted are addressed accordingly and documentation is maintained.

Steps to Identify Insider Information

Employees should ask themselves the following questions:
•	Is the information material?
•	Is this information an investor would consider important in making an investment decision?
•	Would disclosure of this information substantially affect the market price of the security?
•	Is the information non-public?
•	To whom has this information been provided?
•	Has the information been effectively communicated to the marketplace through publication in any magazine or newspaper of general circulation, or through some other media available to the public?

Steps to Prevent Insider Trading

New employees are provided with a copy of the procedures regarding insider trading, receipt of which will be acknowledged. The CCO will enforce the applicable procedures surrounding Personal Securities Trading and the Code of Conduct/Ethics and will conduct training on various insider trading topics as deemed to be necessary.  The CCO will be available to assist employees on questions involving insider trading or any other matters covered in the Compliance Manual.

The CCO will resolve issues of whether information received by an employee is material and non-public and will review on a regular basis, and update as necessary, the Compliance Manual and procedures related thereto.

Steps to Detect Insider Trading

To detect insider trading, the CCO will:
•
Review Access Persons broker statements, if applicable as defined and required by the Code of Ethics, to see that they are following the Personal Securities Trading procedures and the Code of Conduct/Ethics.

•	Conduct investigations, as necessary, when there is reason to believe that any employee has received and acted (traded) on inside information or has disseminated such information to other persons.
•	Conduct periodic email surveillance on employee email accounts.

Potential Violations
Upon learning of a potential violation, the CCO will address the issue with the employee.   The issue will be discussed with the Managing Members and written documentation summarizing the issue and resolution will be maintained.

Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers.  A person can be subject to some or all of the following penalties even if he or she does not personally benefit from the violation. Penalties may include civil injunctions, treble damages, disgorgement of profits, jail sentences, fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.  In addition, any violation of this policy statement can be expected to result in serious sanctions by AIA, including dismissal of the persons involved.

Exhibit A

Absolute Investment Advisers, LLC
Quarterly Reporting Form
For the Quarter Ended _______________

Name:_________________________________

Signature: ______________________________   DATE: ______________________

I will complete and return this form (electronically or via U.S. mail) by the 30th calendar day following quarter-end.

Required Transactions to Report
I am required to report all transactions of securities* in which I have a direct or indirect beneficial ownership interest.  I am also required to report any transaction executed within an automatic investment plan that overrides a pre-determined schedule.

* “Securities” include stocks, bonds, closed-end mutual funds and exchange-traded funds.  For a complete definition, refer to Section 4 of the Code.

Transactions not Required to be Reported
I am not required to report shares of registered open-end investment companies, securities issued by the United States government, bankers’ acceptances, bank certificates of deposit, commercial paper, money market mutual funds and other money market instruments and transactions effected through an automatic investment plan as described in AIA’s Code of Ethics & Personal Trading Policy.

TRANSACTION REPORTING

Check one or more applicable boxes:

  I had no reportable transactions during the period.

 AIA is in receipt of brokerage statements reflecting my reportable personal securities transactions for the   quarter.

A-1

Exhibit B

Absolute Investment Advisers, LLC
Initial and Annual Portfolio Holdings Report

Name: _________________________________

Signature: ______________________________   DATE: ______________________

Required Portfolio Holdings to Report
I am required to report holdings of all reportable securities held in accounts in which I have a direct or indirect beneficial ownership interest as described in AIA’s Code of Ethics & Personal Trading Policy.

Transactions Not Required to be Reported
I am not required to report holdings in the following securities: registered open-ended investment companies, securities issued by the United States Government, bankers’ acceptances, bank certificates of deposit, commercial paper, money market mutual funds and other money market instruments.

PORTFOLIO HOLDINGS INFORMATION

Please check the applicable box:

 Initial Holdings Report

 Annual Holdings Report

With respect to my personal accounts:

 I have no reportable brokerage accounts.

 Initial Holdings Report:  I confirm that I have the following non-discretionary accounts.  See attached account statements, dated within 45 days of this report, for a list of all reportable securities.

Broker: __________________________________                                                                                     Account Number: _____________________
Broker: __________________________________                                                                                     Account Number: _____________________
Broker: __________________________________                                                                                     Account Number: _____________________

 Annual Holdings Report:  I confirm that I have the following non-discretionary accounts for which the CCO has copies of all account statements listing all reportable securities as of December 31.

Broker: __________________________________                                                                                     Account Number: _____________________
Broker: __________________________________                                                                                     Account Number: _____________________
Broker: __________________________________                                                                                     Account Number: _____________________

B-1

Exhibit C

Absolute Investment Advisers, LLC
Reportable Fund Holdings Report

Name: _________________________________

Signature: ______________________________   DATE: ______________________

Required Fund Holdings to Report

1. Any fund for which the Company serves as an investment adviser (including sub-adviser), including closed-end funds and open-end funds,

2. Any fund whose investment adviser or principal underwriter controls the Company, is controlled by the Company, or is under common control with the Company, or

REPORTABLE FUND HOLDINGS INFORMATION

Check one or more applicable boxes:

  I had no reportable fund holdings during the period.

  My reportable fund holdings are as follows:

Absolute Strategies Fund (Principal Amount):                                                                                            _______________________________________

Absolute Opportunities Fund (Principal Amount):                                                                                     _______________________________________

C-1

Exhibit D

Code of Ethics and Personal Trading Policy Acknowledgement Form

This form must be signed and returned to the Chief Compliance Officer within 10 days.

This is to acknowledge my receipt of the Code of Ethics & Personal Trading Policy for Absolute Investment Advisers, LLC dated January 2010.  I have had the opportunity to read the procedures and have had all my questions relating to these answered by the Chief Compliance Officer.

I also acknowledge my understanding of these procedures and that I will take all necessary steps to implement them into my daily activities immediately.  I understand the severity of the requirements and also understand that failure to follow these will result in disciplinary sanctions being taken against me, up to and including termination.

I have disclosed any possible conflicts of interest that I am aware of to the Chief Compliance Officer and will provide the required reports as required.

I hereby agree that I will indemnify and hold AIA harmless from all losses, damages, injuries, claims, demands and expenses arising out of my breach of any of the foregoing representations and warranties.

Name

Signature                                                                                     Date

Please check one:

 Amendment to the Code of Ethics & Personal Trading Policy dated ____________

 New Employee with a start date of:  __________________

 Annual Acknowledgement

Status:                       Access Person                                             Investment Personnel

D-1

Exhibit E

Absolute Investment Advisers:  List of Access Persons

Chris Aymond, Principal
Anthony Bosch, Principal
Jay Compson, Principal**
Brian Hlidek, Principal
Nathan Houser, Analyst**
Neil Kristian, VP of Operations**

** Investment Personnel

E-1

Exhibit F

List of Reportable Funds

Absolute Strategies Fund (AFSFX)

Absolute Opportunities Fund (AOFOX)

F-1

Exhibit G

ABSOLUTE INVESTMENT ADVISERS, LLC

CONFLICTS OF INTEREST CERTIFICATION

TO:           Absolute Investment Advisers LLC
Attn:  Chief Compliance Officer

I certify that, except as disclosed below, I am not aware of any conflicts of interest or potential conflicts of interest between the interests of Absolute Investment Advisers, LLC (“Absolute”), the Absolute Strategies Fund or the Absolute Opportunities Fund (the “Funds”) and any of my personal or business activities outside of Absolute.

I acknowledge that the questions outlined below are asked in order to identify specific areas of actual or potential conflict, and that other circumstances might arise that I would be required to disclose.

I also acknowledge that although Absolute will seek to obtain this certification from me annually, I am obligated to promptly bring to your attention any conflict or potential conflict, including completing an additional form for each potential sub-adviser that is recommended to Absolute.

Please complete each blank below.  If a question is not applicable, please write “N/A.”

1)
Ownership Interests:  Except as provided below or as disclosed in my holdings report pursuant to the Adviser’s Code of Ethics, neither I nor my spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law living my household (each, an “Immediate Family Member”) directly or indirectly owns a beneficial interest in any of the Funds’ service providers including the list of sub-advisers as included in Appendix A (the “Service Providers”):

2)	Personal Investments: Except as provided below, neither my assets nor the assets of any Immediate Family Member are under management with any of the entities listed in Appendix A:

3)
Gifts and Other Financial and Non-Financial Inducements:  Except as provided below, other than de minimus gifts under $100 annually, neither I nor any Immediate Family Member gave or received any gifts or other financial or other non-financial inducements from any of the entities listed in Appendix A:

4)
Gifts and Other Financial and Non-Financial Inducements:  Except as provided below or as reported to Foreside Fund Services, neither I nor any Immediate Family Member give/receive any gifts or other financial or non-financial inducements to/from the Funds’ financial intermediaries:

5)	Service as Director for an Outside Company: Except as provided below, I do not serve as director for any outside companies (public or private).

6)	Outside Business Interests: Except as provided below, I do not engage in any outside business activities.

7)           Political Contributions
I have made political contributions only in accordance with AIA’s policies and procedures except as explained below.

8)	Other: Except as provided below, I am not aware of any other conflicts of interest or potential conflicts of interest that would be required to be disclosed to you under terms of this certification:

_____________________________________                                                                                                _________________
Signature                                                                                                                                                                     Date

_____________________________________
Printed Name

Appendix A (to Conflicts Certification)

Contravisory Research & Management Corp
GMB Capital Management, LLC
Horizon Asset Management, Inc.
Kinetics Asset Management, Inc.
Kovitz Investment Group, LLC
Metropolitan West Asset Management, LLC
Mohican Financial Management, LLC
SSI Investment Management, Inc.
TWIN Capital Management, Inc.
Yacktman Asset Management Co.
Atlantic Fund Administration
Foreside Fund Services
Green Eagle Capital Management LLC
Madden Asset Management LLC
Kingstown Capital Management LP
Sempahore Capital Management